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                                                                    EXHIBIT 10.2

                      AMENDED AND RESTATED PROMISSORY NOTE

$20,000,000.00                   Dallas, Texas                 November 18, 1998

         FOR VALUE RECEIVED, INTERVOICE, INC., a Texas corporation ("Maker"), hereby promises to pay to the order of NATIONSBANK, N.A., a national banking association ("Lender"), at the offices of Lender at 901 Main Street, 7th Floor, Dallas, Texas 75202, the principal sum of Twenty Million and No/100 Dollars ($20,000,000.00) (or the unpaid balance of all principal advanced against this Note, if that amount is less), on or before November 18, 2001 (the "Maturity Date"), together with interest on the unpaid principal balance of this Note from day to day outstanding, as hereinafter provided and as provided in the Loan Agreement (as defined below). This Note is revolving and Maker may, from time to time, borrow, repay and re-borrow. Subject to the provisions of this Note, including, without limitation, Section 2(i) hereof, Maker shall be entitled to prepay this Note in full or in part at any time without penalty.

         This Note has been executed and delivered pursuant to the terms of that certain Amended and Restated Loan Agreement (as the same may be modified, amended, supplemented, extended or restated from time to time, the "Loan Agreement") dated as of November 18, 1998, executed by and between Maker and Lender and is the promissory note defined therein as the "Note", the terms and provisions of the Loan Agreement related to this Note being incorporated herein by reference for all purposes. Each capitalized term not expressly defined herein shall have the meaning given to such term under the Loan Agreement. The terms of the Loan Agreement shall govern in the case of any inconsistency between such terms and the terms hereof.

          Any holder shall be entitled to all benefits and remedies and security set forth in the Loan Agreement and all the other Loan Documents.

          1. Definitions. As used herein the following terms shall have the respective meanings set forth below:

         (a) "Adjusted LIBOR Rate" shall mean on the applicable Effective Date (defined below), with respect to a LIBOR Rate Portion, a rate per annum equal to the sum of (A) the quotient of (i) the LIBOR Rate on the applicable Effective Date, divided by (ii) the remainder of 1.00 minus the LIBOR Reserve Requirement on the applicable Effective Date, plus (B) the FDIC Percentage in effect on the applicable Effective Date.

         (b) "Applicable Adjusted LIBOR Rate" shall mean the sum of the Adjusted LIBOR Rate, plus three-quarters of one percent (.75%).

         (c) "Applicable Prime Rate" shall mean the greater of (i) the Prime Rate, or (ii) the Federal Funds Rate plus one-half of one percent (.5%).

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         (d) "Applicable Rate" shall mean the rate of interest applicable to the
Loan or portions thereof pursuant to the provisions of Section 2.

         (e) "Business Day" means (i) for all purposes other than as covered by clause (ii) of this definition, any day of the week, other than Saturday, Sunday or other day Lender is required or authorized by law or executive order to close, and (ii) with respect to all requests, notices and determinations in connection with LIBOR Rate Portions, a day which is a Business Day described in clause (i) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

         (f) "Effective Date" has the meaning set forth in Section 2.

         (g) "FDIC Percentage" shall mean, on any day, the net assessment rate (expressed as a percentage rounded to the next highest .01 of 1%) which is in effect on such day (under the regulations of the Federal Deposit Insurance Corporation or any successor) for determining the assessments paid by Lender to the Federal Deposit Insurance Corporation (or any successor) for insuring Eurocurrency deposits made in dollars at Lender's principal offices in Dallas, Texas. Each determination of said percentage made by Lender shall, in the absence of manifest error, be binding and conclusive.

         (h) "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provide that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Lender on such day on such transactions as determined by Lender.

         (i) "Interest Adjustment Date" shall mean the earlier of either the last day of an Interest Period or the Termination Date.

         (j) "Interest Period" shall mean, with respect to a LIBOR Rate Portion, a period selected by Maker of 30, 60, 90 or 180 days, commencing on the Effective Date of any LIBOR Rate Portion; provided that, unless the Loan is renewed and extended prior to the maturity date of this Note, each Interest Period ending on a date later than the Termination Date shall be deemed to end on the Termination Date.

         (k) "LIBOR Rate" shall mean, with respect to a LIBOR Rate Portion for the Interest Period applicable thereto, the rate per annum (rounded upward to the next higher 1/100 of 1.0%) appearing on Telerate page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such

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rate is not available, the term "LIBOR Rate" shall mean, for any LIBOR Rate
Portion for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         (1) "LIBOR Rate Portion" shall mean that portion or those portions of the Loan which bear interest computed with reference to the LIBOR Rate.

         (m) "LIBOR Reserve Requirement" shall mean, on any day, that percentage (expressed as a decimal fraction) which is in effect on such date, as provided by the Federal Reserve System for determining the maximum reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender (including, without limitation, basic supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding (or other category of liabilities which includes deposits by reference to which the interest rate on a LIBOR Rate Portion is determined or any category of extensions of credit which includes loans by a non-United States office of Lender to United States residents). Each determination by Lender of the LIBOR Reserve Requirement, shall, in the absence of manifest error, be conclusive and binding.

         (n) "Loan" shall mean the principal indebtedness evidenced by this Note outstanding from time to time.

         (o) "Loan Documents" shall have the meaning set forth in the Loan Agreement.

         (p) "Maturity Date" has the meaning set forth in the first paragraph of this Note.

         (q) "Maximum Rate" as used in this Note means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby. To the extent, if any, that Chapter 303 ("Chapter 303") of the Texas Finance Code, as amended establishes the Maximum Rate, the Maximum Rate shall be the "weekly ceiling" (as defined in Chapter 303) in effect from time to time. The Maximum Rate shall be applied by taking into account all amounts characterized by applicable law as interest on the debt evidenced by this Note, so that the aggregate of all interest does not exceed the maximum nonusurious amount permitted by applicable law.

         (r) "Past Due Rate" as used in this Note means, on any day, a rate per annum equal to the Prime Rate plus two percent (2.0%) per annum computed using the 1/360 method described below.

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         (s) "Prime Rate" shall mean for each Prime Rate Portion the rate per annum most recently established by Lender as its "prime rate". The Prime Rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, it being understood that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond to any future increases or decreases of interest rates charged by other lenders, or market rates in general, and Lender may make various commercial or other loans at rates of interest having no relationship to such rate.

         (t) "Prime Rate Portion" shall mean that portion of the Loan which will bear interest computed with reference to the Prime Rate.

         (u) "Regulatory Change" shall mean any change in applicable law or regulation, or in the interpretation thereof by any governmental authority charged with the administration thereof.

         (v) "Termination Date" shall mean the final maturity date of this Note on which all outstanding principal and accrued interest hereunder is due and payable (as such maturity date may be renewed or extended, or accelerated under the terms of this Note or otherwise).

         2. Payments.

         (a) Principal of this Note shall be due and payable in full on the Maturity Date, together with all accrued and unpaid interest hereon.

         (b) Interest on the Loan shall accrue at a rate per annum equal to the lesser of (i) at Maker's option, the Applicable Prime Rate, or the Applicable Adjusted LIBOR Rate, subject, however, to the provisions of this Section 2, or
(ii) the Maximum Rate; provided, however, if at any time the Applicable Rate exceeds the Maximum Rate, resulting in the charging of interest hereunder to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest below the Maximum Rate until the total amount of interest accrued on the indebtedness evidenced hereby equals the amount of interest which would have accrued on such indebtedness if the Applicable Rate had at all times been in effect. Interest on this Note shall be calculated at a daily rate equal to 1/360 of the annual percentage rate which this Note bears, subject to the provisions hereof limiting interest to the maximum permitted by applicable law. Without notice to Maker or anyone else, the Prime Rate and the Maximum Rate shall each automatically fluctuate upward and downward as and in the amount by which the Lender's prime rate and such maximum nonusurious rate of interest permitted by applicable law, respectively, fluctuate, subject always to limitations contained in this Note.

         (c) Interest hereon shall be due and payable quarterly as it accrues, commencing December 1, 1998, and continuing on the first day of each March, June, September and December thereafter until the Maturity Date, when all accrued but unpaid interest shall be due and payable in full.

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         (d) Upon at least three (3) business days prior written notice from
Maker to Lender ("Minimum Notice Period"), Maker may, on any Interest Adjustment Date (other than the Termination Date), convert amounts of not less than $100,000.00 (or more) of any LIBOR Rate Portion into a Prime Rate Portion with interest accruing thereon, with reference to the Applicable Prime Rate, as provided in paragraph (b) above in this Section 2.

         (e) Upon satisfaction of the Minimum Notice Period, and subject to the conditions provided in this Note, Maker may, on any date prior to the Termination Date, convert amounts of not less than $100,000.00 (or more) of any Prime Rate Portion into a LIBOR Rate Portion with interest accruing thereon with reference to the Applicable Adjusted LIBOR Rate as provided in paragraph (b) above in this Section 2, for the Interest Period selected in such notice.

         (f) To the extent Maker has not made an effective election under and in accordance with subparagraphs (c) or (d) above in this Section 2, the Applicable Rate shall be the rate specified pursuant to the provisions contained herein for a Prime Rate Portion.

         (g) Each notice of LIBOR Rate Portion election by Maker must satisfy the Minimum Notice Period and shall include the following: (i) Maker's election of the Applicable Adjusted LIBOR Rate; (ii) Maker's choice of an Interest Period during which the Applicable Adjusted LIBOR Rate will apply; (iii) Maker's election of the "Effective Date" (herein so called) on which the LIBOR Rate Portion shall begin; and (iv) the amount of outstanding loan principal which shall not be less than $100,000.00 (or more) to which the Applicable Adjusted LIBOR Rate shall apply.

         (h) Maker's election to convert to the Applicable Adjusted LIBOR Rate is subject to the following conditions: (i) the Interest Period shall be limited to a period commencing on the Effective Date and ending on a date 30, 60, 90 or 180 days later elected by Maker in its notice to Lender; (ii) Maker's written notice of an election shall be received by Lender in time to satisfy the Minimum Notice Period; (iii) the last day of the Interest Period will not be subsequent in time to the Termination Date; (iv) in the case of a continuation of an Interest Period, the Interest Period applicable after such continuation shall commence on the last day of the preceding Interest Period; (v) no LIBOR Rate election shall be made if Lender determines by reason of circumstances affecting the interbank Eurodollar market that either adequate or reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for any Interest Period, or it becomes impracticable for Lender to obtain funds by purchasing U.S. dollars in the interbank Eurodollar market, or if Lender determines that the Adjusted LIBOR Rate will not adequately or fairly reflect the costs to Lender of maintaining the applicable LIBOR Rate Portion at such rate, or if as a result of any Regulatory Change it shall become unlawful or impossible for Lender to maintain any such LIBOR Rate Portion; (vi) there shall never be more than seven (7) LIBOR Rate Portions, in the aggregate, in effect at any one time hereunder; and (vii) no LIBOR Rate election may be made after the occurrence and during the continuance of a Default or an Event of Default.

         (i) Maker shall indemnify Lender against any loss or expense which Lender may, as a consequence of Maker's failure to make a payment on the date such payment is due hereunder or the payment, prepayment or conversion of any LIBOR Rate Portion hereunder on a day other than an

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Interest Adjustment Date, sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain any such LIBOR Rate Portion or any part thereof. Such loss or expense shall include, without limitation, (i) the interest which, but for such failure, payment, prepayment or conversion, Lender would have earned in respect of such LIBOR Rate Portion so paid, for the remainder of the Interest Period applicable to such LIBOR Rate Portion, reduced, if Lender is able to redeposit such principal amount so paid for the balance of such Interest Period, by the interest earned by Lender as a result of so redepositing such principal amount, plus (ii) any expenses or penalty incurred by Lender on redepositing such principal amount. In the event any such loss or expense is incurred by Lender, Lender shall furnish Maker with a certificate detailing the basis upon which such loss or expense is computed. Any such certificate shall establish the amount of such expense or loss for purposes of this paragraph, in the absence of manifest error in calculation; provided, however, that upon the discovery of any error, appropriate adjustments shall be made between Lender and Maker.

         (j) Maker shall also indemnify Lender against and reimburse Lender for increased costs to Lender (except taxes based on Lender's income), as a result of any Regulatory Change, in the maintaining of any LIBOR Rate Portion. Lender shall give Maker written notice of such costs within ninety (90) days of its implementation and/or compliance with any such Regulatory Change, and such costs shall be reimbursed to Lender prior to the earlier of (i) the Termination Date or (ii) one hundred twenty (120) days following written notice thereof from Lender to Maker. All payments made pursuant to this paragraph shall be made free and clear, without reduction for, or account of, any present or future taxes or other levies of any nature, excluding net income and franchise taxes.

         (k) After default, or maturity, past due principal, and past-due interest to the extent permitted by law, shall bear interest at the Maximum Rate or, if no Maximum Rate is established by applicable law, then at the Past Due Rate.

         3. Default. The occurrence of a Default or an Event of Default, under and as defined in the Loan Agreement, shall constitute, respectively, a Default or an Event of Default under this Note.

         4. Remedies.

            (a) All Remedies Available. Upon the occurrence and during the continuation of an Event of Default, the holder hereof shall have the right to declare the entire unpaid principal balance of, and all accrued unpaid interest on, this Note at once due and payable (and upon such declaration, the same shall be at once due and payable), to foreclose any and all liens and security interests securing payment hereof, to offset against this Note any sum or sums owed by it to Maker, and to exercise any of its other rights, powers and remedies under this Note, under the Loan Agreement or any other Loan Document, or at law or in equity.

            (b) No Waiver. Neither the failure by the holder hereof to exercise, nor delay by the holder hereof in exercising, the right to accelerate the maturity of this Note or any other right, power or remedy upon any Default or Event of Default shall be construed as a waiver of such Default

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or Event of Default or as a waiver of the right to exercise any such right, power or remedy at any time. No single or partial exercise by the holder hereof of any right, power or remedy shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy may be exercised at any time and from time to time. All rights and remedies provided for in this Note and in any other Loan Document are cumulative of each other and of any and all other rights and remedies existing at law or in equity, and the holder hereof shall, in addition to the rights and remedies provided herein or in any other Loan Document, be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the indebtedness owing hereunder, and the resort to any right or remedy provided for hereunder or under any such other Loan Document or provided for by law or in equity shall not prevent the concurrent or subsequent employment of any other appropriate rights or remedies. Without limiting the generality of the foregoing provisions, the acceptance by the holder hereof from time to time of any payment under this Note which is past due or which is less than the payment in full of all amounts due and payable at the time of such payment, shall not (i) constitute a waiver of or impair or extinguish the rights of the holder hereof to accelerate the maturity of this Note or to exercise any other right, power or remedy at the time or at any subsequent time, or nullify any prior exercise of any such right, power or remedy, or (ii) constitute a waiver of the requirement of punctual payment and performance, or a novation in any respect.

         5. Usury Savings Provisions.

           (a) General Limitation. Notwithstanding anything herein or in any other Loan Documents, expressed or implied, to the contrary, in no event shall any interest rate charged hereunder or under any of the other Loan Documents, or any interest contracted for, collected or received by Lender or any holder hereof, exceed the Maximum Lawful Rate.

           (b) Intent of Parties. It is expressly stipulated and agreed to be the intent of Maker and Lender at all times to comply with applicable law governing the maximum rate or amount of interest payable on or in connection with this Note. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to this Note, or if acceleration of the maturity of this Note, any prepayment by Maker, or any other circumstance whatsoever, results in Lender having been paid any interest in excess of that permitted by applicable law, then it is the express intent of Maker and Lender that all excess amounts theretofore collected by Lender be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Maker), and the provisions of this Note and the other applicable Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate the maturity of this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness evidenced hereby or by any other Loan Document shall, to the extent permitted by applicable law, be amortized,

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prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Lawful Rate. The term "applicable law" as used herein shall mean the laws of the State of Texas, or any applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law. The provisions of this paragraph shall control all agreements between Maker and Lender.

          6. General Provisions.

            (a) Business Days. Whenever any payment shall be due under this Note on a day which is not a Business Day, the date on which such payment is due shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest then payable.

            (b) Manner of Payment. The manner in which payments are to be made on this Note shall be governed by the provisions hereof and the Loan Agreement.

            (c) Application of Payments. All payments made on this Note shall be applied in accordance with the Loan Agreement. Nothing herein shall limit or impair any rights of any holder hereof to apply as provided in the Loan Documents any past due payments, any proceeds from the disposition of any collateral by foreclosure or other collections after default.

            (d) Costs of Collection. If any holder of this Note retains an attorney in connection with any default or at maturity or to collect, enforce or defend this Note or any other Loan Document in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder of this Note in connection with this Note or any other Loan Document and does not prevail, then Maker agrees to pay to each such holder, in addition to principal and interest, all costs and expenses incurred by such holder in trying to collect this Note or in any such suit or proceeding, including reasonable attorneys' fees as and to the extent provided in the Loan Agreement.

            (e) Waivers and Acknowledgments. Maker and all sureties, endorsers, guarantors and any other party now or hereafter liable for the payment of this
Note in whole or in part, hereby severally (i) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notice (except only for any notice that is specifically required by the terms of the Loan Agreement or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (ii) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (iii) agree that the holder hereof shall not be required first to institute suit or exhaust its remedies against Maker or others liable or to become liable hereon or to enforce its rights against them or any security herefor; (iv) consent to any extension or postponement of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (v) submit (and waive all rights to object) to personal

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jurisdiction in the State of Texas, and venue in Dallas County, Texas, for the enforcement of any and all obligations under the Loan Documents.

            (f) Amendments in Writing. This Note may not be changed, amended or modified except in a writing expressly intended for such purpose and executed by the party against whom enforcement of the change, amendment or modification is sought.

            (g) Purpose of Proceeds. The proceeds of this Note will be used solely for business purposes and not for personal, family, household or agricultural purposes.

            (h) Notices. Any notice required or which any party desires to give under this Note shall be given and effective as provided in the Loan Agreement.

            (i) Assignments/Participations. Maker acknowledges and agrees that the holder of this Note may, at any time and from time to time, assign all or a portion of its interest under the Note or transfer to any Person a participation interest under the Note, subject to and in accordance with the terms and conditions of the Loan Agreement; provided, that, Lender (i) will not participate more than twenty-five percent (25%) of the Loan (ii) will only participate said twenty-five percent (25%) to a financial institution reasonably acceptable to Borrower, which approval shall not be unreasonably withheld or delayed by Borrower, and (iii) will remain the lead lender for that twenty-five percent (25%) which has been participated, except that (a) if Lender is acquired by or merged into another financial institution so that such successor assumes the obligations of Lender hereunder and under the Loan Documents, by agreement or by operation of law, then such successor entity shall be entitled to exercise the rights of Lender hereunder, and Maker will accept performance from such successor entity, and (b) Lender may at any time pledge all or any portion of its interest and rights under this Note to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 1341.

            (j) Successors and Assigns. All of the covenants, stipulations, promises and agreements contained in this Note by or on behalf of Maker shall bind its successors and assigns and shall be for the benefit of Lender and any holder hereof, and their successors and assigns, as and to the extent provided in the Loan Agreement.

            (k) GOVERNING LAW. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY TEXAS LAW, EXCEPT TO THE EXTENT THAT THE LAWS OF UNITED STATES FEDERAL LAW APPLIES PURSUANT TO THE LOAN AGREEMENT OR OTHERWISE.

            (l) Time of the Essence. Time shall be of the essence in this Note with respect to all of Maker's obligations hereunder.

            (m) INTEGRATION. THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR

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SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL
AGREEMENTS BETWEEN THE PARTIES.

            (n) Amended and Restated. NationsBank, N.A., is the successor-in-interest by merger to NationsBank of Texas, N.A. This Note amends and restates, but does not extinguish, the indebtedness evidenced by that certain Promissory Note, dated November 3, 1997, in the stated principal sum of Fifteen Million and No/100 Dollars ($15,000,000.00) executed by Maker and payable to the order of Lender (the "Original Note"). This Note amends and restates in its entirety, but does not constitute a novation of, the Original Note.

         IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first above written.

                                      MAKER:

                                      INTERVOICE, INC., a Texas corporation


                                      By: /s/ ROB-ROY GRAHAM
                                         --------------------------------------
                                         Rob-Roy Graham, Chief Financial Officer

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